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                                                                     EXHIBIT 5.1


                                  [LETTERHEAD]

                                  June 6, 1996

Forcenergy Inc
2730 S.W. 3rd Avenue,
Suite 800
Miami, Florida 33129

Ladies and Gentlemen:

     We have acted as counsel for Forcenergy Inc, a Delaware corporation (the "Company"), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale by certain selling shareholders (the "Selling Shareholders") of up to 1,725,000 shares (the "Shares") of common stock, par value $.01 per share, of the Company.

     In connection with the foregoing, we have examined or are familiar with the Certificate of Incorporation and the Bylaws of the Company (and any amendments thereto), the corporate proceedings with respect to the registration of the Shares, and the Registration Statement on Form S-1 filed in connection with the registration of the Shares (the "Registration Statement"), and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, when they were issued to the Selling Shareholders, were duly authorized, validly issued and were fully paid and non-assessable.

     The foregoing opinion is limited to the laws of the United States of America and to the General Corporation Law of the State of Delaware. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.



                                            Sincerely,



                                            Vinson & Elkins L.L.P.